Monaker Group, Inc. 10-K

Exhibit 21.1

Subsidiaries*

Extraordinary Vacations USA, Inc., a Delaware corporation (100% interest)

NextTrip Holdings, Inc., a Florida corporation (100% interest)

NextTrip Group, LLC, a Florida limited liability company (100% interest)

Reinhart Interactive TV AG, a company organized in Switzerland (515 interest)

Longroot, Inc., a Delaware corporation (100% interest)(“Longroot”)

●	Longroot owns 57% of Longroot Limited, a Cayman Islands company (“Longroot Cayman”)
●	Longroot Cayman owns 49% of Longroot Holding (Thailand) Company Limited (“Longroot Holdings”)(Longroot Cayman also controls 90% of the voting shares of Longroot Holdings)

* Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of other subsidiaries of Monaker Group, Inc. are omitted because, considered in the aggregate, they would not constitute a significant subsidiary as of the end of the year covered by this report. Inclusion in this list is not, however, a representation that the listed subsidiary is a “significant subsidiary.” The list above is as of May 28, 2021.